EXHIBIT 23

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (Nos. 333-85907, 33-56965, 333-16869 and 333-04971) and in the Registration Statements on Form S-8 (Nos. 333-67175, 333-67173, 333-25837, 33-39529, 33-50369, 33-52699, 333-76935, 333-57504, 333-57506 and 333-52018) of Crown Cork & Seal Company, Inc of our report dated March 14, 2001 relating to the financial statements, which appears in the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated March 14, 2001 relating to the financial statement schedules, which appears in this Form 10-K.

PricewaterhouseCoopers LLP
Philadelphia, PA
March 30, 2001